Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form F-3) and related Prospectus of Zenvia Inc. for the registration of US$100,000,000 Class A Common Shares, Debt Securities, Warrants, Rights and Units and to the incorporation by reference therein of our report dated May 14, 2024, with respect to the consolidated financial statements of Zenvia Inc. included in its Annual Report (Form 20-F) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG

Auditores Independentes S/S Ltda.

São Paulo, Brazil

June 17, 2024